Exhibit 99.1

B. Riley Financial Announces Preliminary Second Quarter 2023 Results
and Guidance for Third Quarter 2023; Declares $1.00 Dividend

LOS ANGELES, July 25, 2023 – B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley” or the “Company”), a diversified financial services platform, today announced certain preliminary unaudited financial results for the three-month and six-month period ending June 30, 2023. The Company has also provided guidance for operating adjusted EBITDA in the third quarter of 2023.

Preliminary Estimates for the Three Months Ended June 30, 2023

●	Total revenues estimated within the range of $405 million to $407 million

●	Net income attributable to the Company between $44.6 million to $46.6 million

●	Diluted earnings per common share in the range of $1.48 to $1.55 per diluted share

●	Adjusted EBITDA(1) expected in the range of $138 million to $140 million

●	Operating adjusted EBITDA(2) within the range of $78.5 million and $80.5 million

Preliminary Estimates for the Six Months Ended June 30, 2023

●	Total revenues estimated within the range of $837.1 million and $839.1 million

●	Net income attributable to the Company between $61.8 million and $63.8 million

●	Diluted earnings per common share in the range of $1.98 to $2.05 per diluted share

●	Adjusted EBITDA(1) expected in the range of $232.8 million and $234.8 million

●	Operating adjusted EBITDA(2) within the range of $158.6 million and $160.6 million

Q3 2023 Operating Adjusted EBITDA Guidance

●	Operating adjusted EBITDA(2) of at least $105 million

“B. Riley Financial is experiencing strong momentum, and we believe our preliminary second quarter results and outlook demonstrate the ongoing successful execution of our platform strategy,” said Bryant Riley, Chairman and Co-Chief Executive Officer of B. Riley Financial. “We are seeing positive trends across our businesses. Capital markets and retail liquidation activity is steadily increasing as a function of market tailwinds in our historically episodic segments. Demand for our consulting and appraisal services is at record levels, and our communications and consumer segments continue to perform as a stable source of earnings and cash flow.”

“Investment banking during the month of July has already exceeded our results for all of the second quarter. To the extent that this recent momentum continues, Operating Adjusted EBITDA will meaningfully exceed our $105 million estimate,” said Riley. “We expect to have over $500 million of immediate liquidity with current cash on hand, anticipated proceeds from our concurrently announced equity offering, and a new upsized credit facility which we expect to finalize shortly. We plan to use this capital to go on offense in pursuit of opportunities presented by this increased activity in our investment banking business, as well as other opportunities that we see across our B. Riley platform.”

www.brileyfin.com | NASDAQ: RILY	1

Total cash and investments (3) is estimated to be approximately $1.9 billion as of June 30, 2023. Total debt, net of cash and investments, is expected to be approximately $406 million as of June 30, 2023.

Declaration of Common Dividend

The Company has declared a Second Quarter 2023 cash dividend of $1.00 per share which will be payable on or about August 21 to common stockholders of record as of August 11.

The preliminary results and guidance presented herein reflect reasonable estimates based upon the information available to B. Riley Financial at this time. Actual results may differ from these estimates. Further, these estimates should not be viewed as a substitute for complete financial statements prepared in accordance with GAAP and they are not necessarily indicative of the results to be achieved in any future period. Preliminary results are subject to completion of the Company’s customary quarter-end closing and review procedures and are not a comprehensive statement of its financial results for the three months ended June 30, 2023.

B. Riley Financial plans to release its full second quarter 2023 financial results in a press release on Wednesday, August 9, 2023 after market close, to be followed by a conference call on the same day at 4:30 pm ET (1:30 pm PT). Conference call details will be announced prior to the call.

About B. Riley Financial

B. Riley Financial is a diversified financial services platform that delivers tailored solutions to meet the strategic, operational, and capital needs of its clients and partners. B. Riley leverages cross-platform expertise to provide clients with full service, collaborative solutions at every stage of the business life cycle. Through its affiliated subsidiaries, B. Riley provides end-to-end financial services across investment banking, institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction, and liquidation services. B. Riley opportunistically invests to benefit its shareholders, and certain affiliates originate and underwrite senior secured loans for asset-rich companies. B. Riley refers to B. Riley Financial, Inc. and/or one or more of its subsidiaries or affiliates. For more information, please visit www.brileyfin.com.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward-looking statements include, but are not limited to, statements regarding our excitement and the expected growth of our business segments. Factors that could cause such actual results to differ materially from those contemplated or implied by such forward-looking statements include, without limitation, the risks described from time to time in B. Riley Financial, Inc.’s periodic filings with the SEC, including, without limitation, the risks described in B. Riley Financial, Inc.’s 2022 Annual Report on Form 10-K under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (as applicable) and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley Financial undertakes no duty to update this information.

www.brileyfin.com | NASDAQ: RILY	2

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including operating revenues, adjusted EBITDA, operating adjusted EBITDA and total debt, net of cash and investments may be considered non-GAAP financial measures. B. Riley Financial believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of its business and revenues and cash flow, (i) excluding in the case of operating revenues, trading income (losses) and fair value adjustments on loans, (ii) excluding in the case of adjusted EBITDA, net interest expense, provisions for or benefit from income taxes, depreciation, amortization, restructuring charge, gain on extinguishment of loans, impairment of trade names, stock-based compensation and transaction related and other expenses, (iii) excluding in the case of operating adjusted EBITDA, the aforementioned adjustments for adjusted EBITDA as well as trading income (losses) and fair value adjustments on loans, realized and unrealized gains (losses) on investments and fair value adjustments and other investment related expenses and (iv) including in the case of total cash and investments, cash and cash equivalents, restricted cash, due from clearing brokers net of due to clearing brokers, securities and other investments owned, at fair value net of (a) securities sold not yet purchased and (b) noncontrolling interest related to investments, advances against customer contracts, loans receivable, at fair value net of loan participations sold, and other investments reported in prepaid and other assets, that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”). In addition, our management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance, management compensation, capital resources, and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

The Company has not provided guidance for a comparable GAAP measure or a quantitative reconciliation of its forecast for Operating Adjusted EBITDA in the third quarter of 2023 to the most directly comparable GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measure without unreasonable effort. These items include, but are not limited to, final calculation of investment gains (losses), defined as trading income (losses) and fair value adjustments on loans. Notwithstanding this limitation, as noted above, the Company estimates Operating Adjusted EBITDA(2) of at least $105 million in the third quarter of 2023. These items are uncertain, depend on various factors, and could have a material impact on the GAAP reported results for the period.

Footnotes (See “Note Regarding Use of Non-GAAP Financial Measures” for further discussion of these non-GAAP terms. For a reconciliation to the comparable GAAP financial measures, please see the Appendix hereto.)

(1) Adjusted EBITDA includes earnings before interest, taxes, depreciation, amortization, restructuring charge, share-based payments, gain on extinguishment of loans, impairment of tradenames, and transaction related and other costs.

(2) Operating Adjusted EBITDA is defined as Adjusted EBITDA excluding (i) Trading income (loss) and fair value adjustments on loans, (ii) Realized and unrealized gains (losses) on investments and fair value adjustments, and (iii) Other investment related expenses.

(3) Total cash and investments is defined as the sum of cash and cash equivalents, restricted cash, due from clearing brokers net of due to clearing brokers, securities and other investments owned, at fair value net of (i) securities sold not yet purchased and (ii) noncontrolling interest related to investments, advances against customer contracts, loans receivable, at fair value net of loan participations sold, and other investments reported in prepaid and other assets.

www.brileyfin.com | NASDAQ: RILY	3

The following is a reconciliation of Net Income estimates to Adjusted EBITDA and Operating Adjusted EBITDA to the corresponding GAAP measure (in thousands), as well as a reconciliation of diluted income per common share:

B. RILEY FINANCIAL, INC.

Reconciliation of Net Income Preliminary Estimate to Adjusted EBITDA Preliminary Estimate
(Unaudited)
(Dollars in thousands)

	Preliminary Estimate		Prior Period
	Three Months Ended June 30, 2023		Three Months Ended June 30, 2022
	Low	High	Actual
Net income (loss) attributable to B. Riley Financial, Inc.	$44,600	$46,600	$(140,159)
Adjustments:
Provision for (benefit from) income taxes	21,500	21,500	(52,513)
Interest expense	47,300	47,300	31,764
Interest income	(700)	(700)	(500)
Share based payments	10,500	10,500	14,202
Depreciation and amortization	12,500	12,500	7,961
Restructuring charge	600	600	—
Impairment of tradenames	1,700	1,700	—
Transactions related costs and other	—	—	3,468

Total EBITDA adjustments	93,400	93,400	4,382

Adjusted EBITDA	$138,000	$140,000	$(135,777)

Operating EBITDA Adjustments:
Trading (income) losses and fair value adjustments on loans	(42,000)	(42,000)	117,763
Realized and unrealized (gains) losses on investments and fair value adjustments	(19,000)	(19,000)	106,164
Other investment related expenses	1,500	1,500	(13,930)

Total Operating EBITDA Adjustments	(59,500)	(59,500)	209,997

Operating Adjusted EBITDA	$78,500	$80,500	$74,220

www.brileyfin.com | NASDAQ: RILY	4

B. RILEY FINANCIAL, INC.

Diluted Income per Common Share — Preliminary Estimate
(Unaudited)
(Dollars in thousands, except share data)

	Preliminary Estimate		Prior Period
	Three Months Ended June 30, 2023		Three Months Ended June 30, 2022
	Low	High	Actual
Net income (loss) attributable to B. Riley Financial, Inc.	$44,600	$46,600	$(140,159)
Preferred stock dividends	2,000	2,000	2,002
Net income (loss) available to common shareholders	$42,600	$44,600	$(142,161)

Diluted income (loss) per common share	$1.48	$1.55	$(5.07)
Weighted average diluted common shares outstanding	28,700,000	28,700,000	28,051,570

B. RILEY FINANCIAL, INC.

Reconciliation of Net Income Preliminary Estimate to Adjusted EBITDA Preliminary Estimate
(Unaudited)
(Dollars in thousands)

	Preliminary Estimate		Prior Period
	Six Months Ended June 30, 2023		Six Months Ended June 30, 2022
	Low	High	Actual
Net income (loss) attributable to B. Riley Financial, Inc.	$61,755	$63,755	$(150,221)
Adjustments:
Provision for (benefit from) income taxes	29,419	29,419	(56,208)
Interest expense	94,861	94,861	62,200
Interest income	(3,274)	(3,274)	(567)
Share based payments	24,246	24,246	31,215
Depreciation and amortization	25,577	25,577	15,809
Restructuring charge	693	693	—
Gain on extinguishment of loans	—	—	(1,102)
Impairment of tradenames	1,700	1,700	—
Transactions related costs and other	(2,146)	(2,146)	3,759

Total EBITDA adjustments	171,076	171,076	55,106

Adjusted EBITDA	$232,831	$234,831	$(95,115)

Operating EBITDA Adjustments:
Trading (income) losses and fair value adjustments on loans	(93,568)	(93,568)	137,041
Realized and unrealized (gains) losses on investments and fair value adjustments	9,442	9,442	155,276
Other investment related expenses	9,921	9,921	(38,795)

Total Operating EBITDA Adjustments	(74,205)	(74,205)	253,522

Operating Adjusted EBITDA	$158,626	$160,626	$158,407

www.brileyfin.com | NASDAQ: RILY	5

B. RILEY FINANCIAL, INC.

Diluted Income per Common Share — Preliminary Estimate
(Unaudited)
(Dollars in thousands, except share data)

	Preliminary Estimate		Prior Period
	Six Months Ended June 30, 2023		Six Months Ended June 30, 2022
	Low	High	Actual
Net income (loss) attributable to B. Riley Financial, Inc.	$61,755	$63,755	$(150,221)
Preferred stock dividends	4,012	4,012	4,004
Net income (loss) available to common shareholders	$57,743	$59,743	$(154,225)

Diluted income (loss) per common share	$1.98	$2.05	$(5.52)
Weighted average diluted common shares outstanding	29,100,000	29,100,000	27,953,845

# # #

Contacts

Investors	Media
Mike Frank	Jo Anne McCusker
ir@brileyfin.com	jmccusker@brileyfin.com
(212) 409-2424	(646) 885-5425

Source: B. Riley Financial, Inc.

www.brileyfin.com | NASDAQ: RILY	6